Exhibit 99.2

Q4 and Full-Year 2019 Shareholder Letter

Dear Fellow Shareholders:

Challenging 2019 hotel auction trends persisted in Q4, though our financial results were in line with our lowered expectations.

As we outlined in November, we took action in our three important focus areas. Specifically, we:

1)	Continued to focus on driving revenue growth outside of the hotel auction;
2)	Adjusted our cost structure to support continued strong adjusted EBITDA and free cash flow; and
3)	Returned a total of $548 million of capital to shareholders through a special dividend and share buyback.

In addition to our previously announced strategic partnership with Trip.com Group Limited, we also closed two acquisitions that further bolster our fast-growing Restaurants offering in Q4. We also recently reorganized to execute efficiently and effectively on our customer-focused objectives, drive differentiation, deepen customer relationships and convert our platform’s influence into monetization.

Consolidated revenue declines narrowed sequentially in Q4 to 3% year-over-year, driven primarily by lapping impacts from performance marketing optimizations in the Hotels, Media & Platform segment (HM&P). GAAP net income increased by $8 million year-over-year, while adjusted EBITDA reaccelerated to 6% growth. Excluding changes in foreign currency, we estimate consolidated revenue declined 2% and adjusted EBITDA grew 7%, respectively, year-over-year.

We also preserved strong profitability. Full-year 2019 GAAP net income grew 12% to $126 million, adjusted EBITDA grew 4% to $438 million. Cash flow from operating activities grew 5% to $424 million and we delivered $341 million of free cash flow.

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Our results demonstrate our ongoing disciplined approach to growth, investment, profitability and capital allocation.

Related to our first focus area, we delivered strong revenue growth outside the hotel auction in 2019. We achieved year-over-year revenue growth from a number of our priority offerings: Experiences, Restaurants, display advertising and hotel B2B solutions. Collectively, these offerings grew by double-digits in 2019.

More specifically, Experiences & Dining segment (E&D) revenue scale approached that of the hotel auction in the second half of 2019, and we expect that E&D will pull ahead of auction revenue in 2020. This underlines the increasing importance of our non-auction revenue to overall revenue growth, a key strategic priority for us.

On average, Tripadvisor had over 400 million unique visitors each month throughout 2019, demonstrating not only Tripadvisor’s scale but also our ongoing influence as the world’s largest travel website. We have been laying important groundwork to drive growth: repositioning the Tripadvisor brand; executing on product, membership and engagement initiatives; and completely redesigning our Tripadvisor mobile app. (See updates on these initiatives in the “HOTELS, MEDIA & PLATFORM SEGMENT RESULTS” section below).

Related to our second focus area, we have adjusted our cost structure to preserve strong profitability. We recently instituted measures to preserve adjusted EBITDA and cash flow in 2020, including:

•	Reducing E&D headcount expenses to grow revenue more efficiently following considerable platform investments from 2014 through 2019;
•	Making targeted headcount-related cost reductions company-wide; and
•	Optimizing and reducing brand advertising investments in 2020 versus 2019 as we leverage newer, more impactful (and efficient) mediums compared to our historically television-focused campaigns.

These follow measures taken over the past three years that successfully reinvigorated HM&P profitability. We also believe we can achieve attractive E&D growth at increased profit margin by focusing on better merchandising our best-in-class inventory. We have reduced our expense run

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rate company-wide by approximately $80 million and we expect to reinvest roughly half of these savings into strategic growth areas. Most importantly, we expect these measures will enable us to offset expected hotel auction revenue declines and preserve strong adjusted EBITDA and free cash flow generation in 2020.

Our third focus area is to capitalize on strong ongoing profitability and execute a comprehensive capital allocation strategy. During Q4, we used our strong balance sheet to:

1)	Allocate $110 million to two acquisitions that bolster our Restaurants offering (see acquisition details in the “EXPERIENCES & DINING SEGMENT RESULTS” section below);
2)	Pay a special cash dividend of $3.50 per share, returning $488 million to shareholders; and
3)	Repurchase approximately 2.1 million shares for $60 million.

We ended 2019 with $319 million of cash and cash equivalents, and no outstanding debt. We remain very cash generative, with 2019 cash flow from operating activities of $424 million and $341 million of free cash flow. Our initiatives around revenue growth outside the hotel auction and cost savings measures will help ensure we remain very cash-generative in 2020. With an additional $1.2 billion of capacity from our undrawn revolving credit facility, we have ample liquidity to simultaneously invest in growth areas, fund M&A and return capital to shareholders.

HOTELS, MEDIA & PLATFORM SEGMENT RESULTS

HM&P revenue was $939 million in 2019, making up 60% of consolidated revenue.

HM&P revenue declines narrowed sequentially in Q4 to 6% year-over-year. We lapped the bulk of marketing optimization impacts in Tripadvisor-branded hotels revenue; however, hotel auction headwinds persist.

Full-year 2019 HM&P revenue declined 6%. HM&P adjusted EBITDA was $73 million, up 4% year-over-year in Q4 and was $378 million, up 15% year-over-year for the full-year 2019. Q4 HM&P adjusted EBITDA margin was 38%, a four-percentage point increase year-over-year. We increased full-year HM&P margins significantly to 40% (7% better than 2018 and 14% better than 2017) through our progressive marketing optimizations and overall prudent cost management.

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Hotel auction headwinds have not yet abated. We noted stronger-than-expected SEO channel headwinds in our Q2 and Q3 earnings commentary, as Google continues to siphon off high quality traffic that would otherwise have visited Tripadvisor. Hotel auction revenue declined by double digits year-over-year in Q3 and Q4, which was softer than trends observed in early 2019 and second half 2018. As a result, Tripadvisor-branded hotels revenue decreased 9% in Q4, despite double-digit hotel B2B revenue growth.

Hotel auction softness has continued into 2020. Thus far in Q1, Tripadvisor-branded hotels revenue year-over-year performance has decelerated compared to Q4, which we believe is partly due to a continuation of these second half 2019 trends, but also could be due to a softer travel spending environment.

Hotel auction performance remains only partly within our control, and we will continue to work to stabilize results. At the same time, we will continue to aggressively build our non-auction revenue streams, delivering customers more value in areas where we can bring Tripadvisor‘s unique assets to bear.

With 463 million average monthly unique visitors in the 2019 peak summer travel season, Tripadvisor has the world’s largest travel audience as well as significant influence over travel decisions. The balance of our HM&P commentary updates our progress on membership, personalization, and app initiatives to increase traffic quality and deepen customer engagement on our platform, which can lead to increased monetization over time. Beyond their standalone growth potential, these engagement efforts also could benefit our hotel auction results.

Deepening consumer engagement: Member growth accelerated for the sixth straight quarter in Q4 and we added over 50 million new Tripadvisor members in full-year 2019. This significantly increased the number of active members on our site. Members visit directly more, cross-shop more, come back more frequently and generate more revenue than the average Tripadvisor user. There remains not only an enormous opportunity to continue to grow our member base, but also to deepen member engagement by making membership more valuable, building communities and leveraging our valuable content to further personalize trip-planning features.

Deepening advertising partner engagement: We have outlined our business-to-business growth objectives in two distinct areas: 1) Modernizing and scaling our display advertising offering; and 2) Growing hotel B2B products and services.

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Display advertising: Throughout the second half of 2019, we started building the foundation to better leverage Tripadvisor’s global audience, content, data, travel influence and brand-safe platform, and capture a bigger piece of the large and growing digital media advertising market. In Q4, we continued to grow monetizable inventory, particularly on mobile, as well as expand programmatic, helping partners more effectively advertise on Tripadvisor. Moreover, we launched Tripadvisor Media Manager, our first self-serve advertising platform, and Tripadvisor Connect, an off-platform media solution enabling advertisers to reach custom audiences beyond Tripadvisor's website and app.

These launches demonstrate our commitment to help more advertisers reach more relevant, high-intent audiences both on and off the Tripadvisor platform. We added more

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than 200 new clients in Q4 with success spanning both endemic and non-endemic clients, such as airlines, finance and beauty. We saw some early benefits in our Q4 revenue performance, and expect greater contributions moving forward.

In 2020, we will continue to expand our advertising solutions suite and deepen relationships with both existing travel and tourism partners, as well as new non-travel-endemic partners. We like our continued progress and aim to accelerate 2020 media revenue growth compared to 2019.

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Hotel B2B: Our Tripadvisor-branded hotels revenue line also includes Hotel B2B solutions, a growing suite of media offerings as well as subscription products and services sold directly to hotels. Q4 marked the fourth straight quarter of double-digit revenue growth in this area, driven by partner adoption of hotel sponsored placements media advertising, which doubled in 2019.

In 2020 and over the years to come, we will equip our global salesforce with additional B2B products that leverage Tripadvisor data and insights within areas. We are actively exploring commercial opportunities in areas such as business intelligence, reputation management, revenue optimization, marketing and business operations.

We enter 2020 with momentum along our customer-focused execution strategy. We remain committed to earning customers’ affinity within every interaction. We believe this will enable us to convert Tripadvisor’s influence into engagement, monetization and profitable growth.

EXPERIENCES & DINING SEGMENT RESULTS

E&D revenue was $456 million, or 29% of consolidated revenue in full-year 2019.

E&D revenue grew 16% in Q4 and 23% in full-year 2019 driven by both our Experiences and Restaurants businesses. In Experiences, revenue grew double digits led by strong bookings growth on our Tripadvisor channel. In Restaurants, transaction revenue (via TheFork) and media revenue (via Tripadvisor Restaurants Solutions) delivered continued strong growth as well.

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Q4 E&D adjusted EBITDA reflects revenue seasonality against a relatively fixed cost structure, and full-year 2019 E&D adjusted EBITDA reflects accelerated product, supply and marketing investments (namely in non-English, mobile and our Tripadvisor channel) aimed at driving scale and long-term growth.

In Q4, we allocated $110 million of capital towards M&A in the E&D segment. These acquisitions closed in December and were not significant to our Q4 consolidated results; however, looking ahead, we expect these businesses to contribute meaningful E&D revenue and flat to slightly positive EBITDA in 2020.

More broadly, Experiences and Restaurants are off to a good start quarter-to-date, and we expect strong results this year. Importantly, we expect to achieve attractive growth at increased profit margins, following considerable platform investments in recent years.

Experiences

Since acquiring Viator over five years ago, we have invested heavily and successfully grown a two-sided marketplace that helps connect consumers with an industry-leading selection of things to do. Investments in new product categories with attractive price points (e.g., events, tickets and unique experiences), non-English markets, mobile, and performance marketing, all have yielded numerous benefits. For instance, in 2019, we nearly tripled the number of partners we work with, and bookable products reached 345,000, up 116% year-over-year.

Our go-forward focus centers on improving how we merchandise our best-in-class inventory to improve conversion, turning more of the “lookers” on Tripadvisor into bookers. We also made continued progress in Q4 helping consumers find and book the experiences they want, in the language they speak, with the payment methods they use. We accelerated conversion gains on the Tripadvisor channel, which remains a fast growing channel in 2019 and, in the second half of 2019, became our largest channel in terms of number of bookings. Overall, the number of bookings grew approximately 30% in Q4. We saw strong Q4 experiences bookings growth on the Tripadvisor app, as well as further acceleration in January.

We remain at the forefront of a compelling travel category and we are focused on capturing more of our growth potential. The global travel activities market is estimated to be $183 billion in 2020 (per Phocuswright estimates) and roughly 80% of bookings still happen offline. Tripadvisor, with the important bookable supply and consumer demand components in place, remains at the forefront. In addition, Viator remains a leading OTA brand and we have taken decisive steps in 2020 to unlock more of its growth potential.

Restaurants

Restaurants remains a fast growing business for us, and we are executing strategically in two ways. First, we help consumers beyond just when planning or taking a trip, driving increased frequency with our platform. Second, it uniquely positions us to serve B2B products and services to a global client base, helping them harness the internet and leverage the Tripadvisor platform to manage, and grow, their businesses.

As referenced above, we completed two acquisitions in Q4 that enhance our Restaurants offerings. First, we acquired UK-based Bookatable. This further bolsters TheFork’s leadership position in Europe, enabling us to consolidate in some existing markets as well as expand into

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five new countries: the United Kingdom, Germany, Austria, Finland and Norway. Once fully integrated, Bookatable should add approximately 14,000 more restaurants to TheFork’s platform.

This acquisition will further reinforce our position as the world’s largest online restaurant booking platform, which has 84,000 total bookable restaurants spanning 4,500 cities across 22 countries.

On the consumer side, TheFork’s seated diners grew by mid-30% in Q4, with more than 70% of bookings coming via TheFork mobile app.

On the Tripadvisor Restaurants Solutions side, we are expanding the B2B products and services we offer with one sole objective: to make the job of a restaurateur easier. An example from Q4 was our acquisition of SinglePlatform, a leading, NYC-based menu and listings management platform. Consumers check menus 93% of the time when making dining choices, and SinglePlatform’s software enables restaurants to easily update and publish their menus online on sites like Tripadvisor, Yelp, Google, Facebook and OpenTable, among many others. This acquisition roughly doubles the number of B2B partners we work with and, through growth in our Premium and Sponsored Placements media offerings over the past couple of years, our client network now spans more than 150 countries.

We are very pleased with our progress building, launching and growing B2B offerings. We look forward to delivering these solutions to a greater number of the 5.2 million restaurants on the Tripadvisor platform, particularly outside of North America.

OTHER RESULTS

Other revenue was $165 million, or 11% of consolidated revenue, in full-year 2019.

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Other revenue decreased 30% to $32 million in Q4 and adjusted EBITDA margin was 38%. Full-year 2019 Other revenue decreased by 32% to $165 million and adjusted EBITDA grew 22% to $55 million. These results were primarily driven by year-over-year impacts from eliminating some marginal and unprofitable revenue within some non-Tripadvisor branded offerings in late 2018, which reduced revenue and slightly increased profitability, as well as continued competition faced by our Rentals offering.

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ADDITIONAL FINANCIAL DETAILS

During Q4 and full-year 2019, we estimate that changes in global currencies had the following impacts on our financial results:

During 2019, several countries introduced unilateral digital service tax (DST) initiatives, which impose new types of non-income taxes, including taxes based on a percentage of revenue. In July 2019, France signed into law a 3% DST to be applied retroactively as of January 1, 2019. Therefore, we recorded $3 million digital service tax to general and administrative expense for 2019. We continue to assess the financial impact of this new law and monitor other countries in which we do business, such as Italy, Spain and the United Kingdom, who have enacted or proposed similar taxes which are likely to be applicable at some point during 2020. We currently estimate the total impact will be slightly lower than 1% of 2020 consolidated revenue.

Our GAAP effective income tax rate increased from 34.7% in 2018 to 35.1% in 2019. Our 2019 rate is higher than the federal U.S. statutory rate primarily due to an income tax expense related to changes in our intercompany cost-sharing arrangements for stock-based compensation, partially offset by a release of valuation allowances on certain foreign deferred tax assets. We expect our 2020 GAAP effective income tax rate to be similar to 2019, due to stock-based compensation tax accounting at a lower share price. We believe our non-GAAP tax rate, which is not subject to share price volatility, will be less impacted than our GAAP tax rate.

Finally, during the fourth quarter of 2019, we revised our Adjusted EBITDA definition to exclude restructuring and other related reorganization costs. We believe that excluding these amounts better enables management and investors to compare financial results between periods as these costs may vary independent of business performance. This revision to our definition did not have a material impact to Adjusted EBITDA for any period prior to the year ended December 31, 2019; therefore, no reclassifications have been made to conform the prior periods to the current period presentation. This revision had no effect on consolidated GAAP results in any period. These costs were not significant in Q4 2019. We estimate we will incur approximately $6 to $8 million of restructuring and other related reorganization charges in Q1 2020.

OUTLOOK

As a reminder, we endeavor to be as accurate as possible with our forward-looking commentary; however, a number of factors outside of our control can limit our visibility into future financial performance and can cause our results to vary materially from our current expectations.

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Tripadvisor turns 20 years old in 2020. Over two decades, we have built an iconic brand, attracted a massive global audience and generated significant influence in the $1.7 trillion dollar travel industry. We are focused on building direct, durable relationships, and more effectively converting Tripadvisor’s travel influence into increased repeat, intentional, engaged usage and monetization.

To accomplish this, we have started exciting product transformation work, including modernizing Tripadvisor’s look and feel and delivering a cohesive consumer experience. In January, we rebranded the visual identity of the company marking our 20th anniversary. We have additional brand and product work rolling out in Q2 2020. In Q3 2020, we are excited about our planned launch of a new, completely reimagined Tripadvisor mobile app. This will be a critical user experience upgrade, giving our most engaged audience a fast, powerful, on-the-go travel companion to help them discover, plan and book.

We also recently reorganized to align teams along our “One Tripadvisor” vision. These changes bring together - and streamline - the Tripadvisor user and shopping experience, leveraging our differentiated, people-powered planning position to ensure the user experience is as personalized and as engaging as possible.

Financially, in 2020 and the years beyond, we expect to improve Tripadvisor’s revenue profile towards a significant majority of revenue from E&D, hotel B2B and display advertising growth areas. Capturing the growth opportunity in E&D is key. We believe our recent organizational changes will generate continued strong growth in Tripadvisor Experiences, as well as further unlock Viator’s potential. We also remain very pleased with Restaurants’ strong growth trajectory. We expect E&D revenue alone will exceed the hotel auction in 2020 and, over the coming years, the relative sizes of these revenue lines will reduce hotel auction’s influence on our results. We also believe our changes to align our “One Tripadvisor” efforts will convert Tripadvisor’s influence into high margin revenue growth.

With that as context, we provide our 2020 targets:

●	On a consolidated basis, we target:
o	Adjusted EBITDA at least flat to 2019, with year-over-year performance second half-weighted.

●	In HM&P, we expect:
o	HM&P revenue growth to decelerate in Q1 2020 vs Q4 2019.
o	Full-year HM&P revenue performance to improve in the second half compared to the first half due to easing year-over-year growth comparisons.

●	In E&D, we target:
o	Accelerated E&D revenue growth.
o	Improved E&D adjusted EBITDA in 2020 versus 2019, with benefits second half-weighted.
o	E&D to increase as a percentage of both consolidated revenue and consolidated adjusted EBITDA, with annual E&D revenue greater than hotel auction revenue for the first time.

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●	In Other, we target:
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Other revenue declines to narrow in 2020 as we have now lapped the elimination of some marginal and unprofitable revenue as well as resource reallocation efforts that negatively impacted topline results throughout 2019.

o	Other to decrease as a percentage of consolidated revenue.

Conclusion

In summary, we are enhancing our position in an attractive, and competitive, travel market. We have strong, unique assets and our progress makes us optimistic about our future. In 2020, we intend to diversify revenue growth, contain costs and deploy our significant free cash flow in attractive ways. As we did in Q4, we will appropriately balance selective acquisition opportunities and returning capital to shareholders. Despite the recent hotel auction headwinds, we are optimistic about our future revenue growth prospects, as we believe potential hotel auction headwinds will be more than offset by our growing revenue lines in the years to come. These objectives, along with our trusted, global brand, rich travel content, large monthly audience and significant influence, are the solid foundation upon which we can improve results and drive long-term shareholder value.

Sincerely,

Steve Kaufer, Co-founder & CEO

Ernst Teunissen, CFO

Conference Call and Webcast

Tripadvisor, Inc. management will host a conference call to discuss results as well as other forward-looking information about Tripadvisor’s business tomorrow morning at 8:30 a.m. Eastern Time. Domestic callers may access the earnings conference call by dialing (877) 224-9081 (International callers, dial (224) 357-2223). Investors and other interested parties may also go to the Investor Relations section of Tripadvisor’s website at http://ir.tripadvisor.com for a live webcast of the conference call.

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Tripadvisor, Inc.’s fourth quarter and full-year 2019 earnings press release and supplemental financials are available on the Investor Relations section of the Tripadvisor, Inc.’s website at ir.tripadvisor.com. The earnings release is also included as Exhibit 99.1 to our Current Report on Form 8-K as furnished to the U.S. Securities Exchange Commission, or SEC, on February 12, 2020, which is available on the Investor Relations section of our website at ir.tripadvisor.com and the SEC’s website at www.sec.gov.

Forward-Looking Statements

These prepared remarks contain “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. The following words, when used, are intended to identify forward-looking statements: “anticipate,” “believe,” “could,” “estimate,” “expect,” “intend,” “may,” “might,” “plan,” “project,” “target,” “should,” “will,” and

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similar expressions which do not relate solely to historical matters. We caution investors that any forward-looking statements in these prepared remarks, or which management may make orally or in writing from time to time, are based on management’s beliefs and on assumptions made by, and information currently available to, management. Such statements are subject to risks, uncertainties and assumptions and are not guarantees of future performance, which may be affected by known and unknown risks, trends, uncertainties and factors that are beyond our control. Some of the risks and uncertainties that may cause our actual results, performance or achievements to differ materially from those expressed or implied by forward-looking statements are more fully described in Part I. Item 1A. "Risk Factors" of our Annual Report on Form 10-K. Moreover, we operate in a rapidly changing environment. New risk factors emerge from time to time and it is not possible for management to predict all such risk factors, nor can we assess the impact of all such risk factors on our business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements. We caution you that, while forward-looking statements reflect our good faith beliefs when we make them, they are not guarantees of future performance and are impacted by actual events when they occur after we make such statements. We expressly disclaim any responsibility to update our forward-looking statements, whether as a result of new information, future events or otherwise.

Investors should also refer to our quarterly reports on Form 10-Q for future periods and current reports on Form 8-K as we file them with the SEC and to other materials we may furnish to the public from time to time through current reports on Form 8-K or otherwise, for a discussion of risks and uncertainties that may cause actual results, performance or achievements to differ materially from those expressed or implied by forward-looking statements.

Use of Non-GAAP Financial Measures

These prepared remarks may include references to non-GAAP measures, such as consolidated adjusted EBITDA (including forecasted adjusted EBITDA), free cash flow, and constant currency measurements, such as, non-GAAP revenue before effects of foreign exchange, and adjusted EBITDA before effects of foreign exchange, which are considered non-GAAP financial measures as they are not prepared in conformity with accounting principles generally accepted in the United States (“GAAP”). These non-GAAP financial measures are not prepared under a comprehensive set of accounting rules and, therefore, should only be reviewed alongside results reported under GAAP.

We encourage investors to review our earnings press release as it contains important information about our financial results, including tabular reconciliations to the most directly comparable GAAP financial measure, definitions, limitations and other related information about these non-GAAP financial measures. We have not reconciled consolidated adjusted EBITDA guidance to projected consolidated GAAP net income (loss) because we do not provide guidance on GAAP net income (loss) or the reconciling items between adjusted EBITDA and GAAP net income (loss), as a result of the uncertainty regarding, and the potential variability of, certain of these items. Accordingly, a reconciliation of the non-GAAP financial measure guidance to the corresponding GAAP measure is not available without unreasonable effort.

The earning press release in addition to other supplemental financial information is available on the Investor Relations section of our website at http://ir.tripadvisor.com/. The earnings press release is also included as Exhibit 99.1 to our Current Report on Form 8-K as furnished to the SEC on February 12, 2020, which is available on the Investor Relations section of our website at http://ir.tripadvisor.com/ and the SEC’s website at www.sec.gov.

Key Business Metrics

We review a number of metrics, including unique visitors, hotel shoppers, and other metrics, to evaluate our business, measure our performance, identify trends affecting our business, formulate business plans and make strategic decisions. While these numbers are based on what we believe to be reasonable estimates for the applicable period of measurement, there are inherent challenges in measuring usage and

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user engagement across our large user base around the world. For example, a single user may have multiple member accounts or browse the internet on multiple browsers or devices, some users may restrict our ability to accurately identify them across visits, and we are not always able to capture user information on all of our platforms. As such, the calculations of our active users may not accurately reflect the actual number of people or organizations using our platform. Our metrics are also affected by applications that automatically contact our servers for regular updates with no discernible user action involved, and this activity can cause our system to count the users associated with such applications as active users on the day or days such contact occurs. As such, the calculation of some of the metrics presented may be affected as a result of this activity. We regularly review our process and may adjust how we calculate our internal metrics to improve their accuracy.

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